Exhibit 23
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-128528, 333-106307 and 333-109433 and Form S-8 Nos. 333-05787, 333-92747, 333-32958, 33-117083, 333-84870, 333-84872 and 333-126636) of OXiGENE, Inc. and in the related prospectuses of our reports dated March 13, 2008, with respect to the financial statements of OXiGENE, Inc., and the effectiveness of internal control over financial reporting of OXiGENE, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 13, 2008